UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 8, 2016

PPG INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-1687	25-0730780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One PPG Place, Pittsburgh, Pennsylvania		15272
(Address of principal executive offices)		(Zip Code)

(412) 434-3131
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.
On December 8, 2016, the Board of Directors of the Company approved a business restructuring plan which includes actions to reduce its global cost structure. The program is focused on certain regions and end-use markets where business conditions are the weakest, as well as reductions in production capacity and various global functional and administrative costs. A pretax restructuring charge of $190 million to $200 million will be recorded in PPG's fourth quarter 2016 financial results, of which about $140 million represents employee severance and other cash costs and $50 million to $60 million is related to the write-down of certain assets held for sale and other non-cash costs. In addition to the aforementioned pretax charge and cash costs, approximately $15 million of incremental restructuring-related cash costs are expected during 2017, for certain items that are required to be expensed on an as-incurred basis. The restructuring actions will result in the net reduction of approximately 1,700 positions, with substantially all actions to be complete by the first quarter 2018.
This restructuring initiative is detailed in the Company's December 9, 2016 press release, a copy of which is attached hereto as Exhibit 99.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits. The following exhibit is being furnished as part of this Report

Exhibit Number	Description
99	Press release of PPG Industries, Inc. dated December 9, 2016.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPG INDUSTRIES, INC.
(Registrant)

Date: December 9, 2016	By:	/s/ Frank S. Sklarsky
Frank S. Sklarsky
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99	Press release of PPG Industries, Inc. dated December 9, 2016.